EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
NPS Pharmaceuticals, Inc.

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements of NPS Pharmaceuticals, Inc. dated January 30, 2003, except as to note 14, which is as of June 4, 2003, refers to a change in the method of amortizing goodwill and intangible assets in 2002 and a change in the method of recognizing revenue on nonrefundable licensing fees in 2000.

/s/ KPMG LLP

Salt Lake City, Utah
January 29, 2004